Exhibit 99.1

For Immediate Release

Corel Announces Second Quarter Results

Ottawa, Canada - June 20, 2000 - Corel Corporation (NASDAQ: CORL, TSE: COR) today announced results for its second quarter ended May 31, 2000. Revenues for the second quarter of fiscal year 2000 were $36.6 million, producing a net loss of $23.6 million or ($0.36) per share. Cash at the end of the quarter stood at $9.9 million. During the same period last year, Corel reported revenues of $70.5 million, with a net profit of $ 9.2 million or $0.14 per share fully diluted. All figures are reported in US currency.

"These final numbers are consistent with what we reported last week during the release of our preliminary second quarter results," said John Blaine, executive vice president of finance and chief financial officer at Corel Corporation. "The results include some non-recurring costs associated with our proposed merger with Inprise/Borland Corporation and also losses of our equity investments, offset by a gain on the sale of GraphOn shares. We continue to work diligently towards finalizing our cost-reduction plan but it is not complete at this time."

"We've faced some challenges over the past three months but we've also enjoyed some noteworthy product successes," said Dr. Michael Cowpland, president and chief executive officer of Corel Corporation. "We are continuing our tradition of innovative product development, forging strong partnerships, acquiring complementary technologies and earning praise from the industry for our efforts."

Q2 Highlights

Product Development:

Corel announced that it is developing an enterprise edition of Corel® LINUX® OS. This new product will target the small to medium-sized enterprise market, offering front and back-end support for Linux as well as a migration path enabling users to move freely between multiple platforms. Corel is developing this product by combining its technology with that of its Linux affiliates - Rebel.com and GraphOn.

Corel's first marquee application for Linux - WordPerfect® Office 2000 for Linux® (Standard and Deluxe editions) - hit store shelves. Corel's office suite for Linux and Corel LINUX OS were among the top 10 best-selling Linux products in the US retail market during May, based on revenue figures tracked by PC Data, a market research firm. PC Data traced sales of a total of 105 Linux products last month.

Corel announced developments with its Linux graphics initiatives: CorelDRAW® for Linux® will be available in July, two months ahead of schedule, while the free download of Corel PHOTO-PAINT® for Linux® will be available this month. As well, Corel® Knockout 1.5, the masking software application for both Macintosh® and PC, hit store shelves in North America in May.

Partnerships and Acquisitions:

Corel acquired industry-leading professional graphics software products and technologies from MetaCreations Corporation: MetaCreations Painter&trade, Kai's Power Tools® (KPT®) and Bryce®.

Corel announced three strategic OEM agreements to bundle its Linux products with dual-boot computer systems offered by EBIZ Enterprises Inc., Polywell Computers Inc. and Computer Technology Link Corporation. These partnerships advance Corel's strategy to provide a bridge between Windows® and Linux.

In an effort to move Linux further into the mainstream, Corel entered into another agreement with EBIZ Enterprises allowing Corel to bundle EBIZ's Linux-based ISP with Corel LINUX OS.

Corel entered into a worldwide agreement with Linux Technology Ltd., a division of the PC Chips Group of Companies, to bring Corel® WordPerfect® 8 for Linux® to a new platform - Internet Appliances.

Corel made progress with its long-term strategy of offering its products and services over the Web. During the second quarter, Corel signed an agreement with C ME RUN, its first tier-one consumer ASP. Corel is also partnering with Spinway to provide free Internet access to all Corel customers.

Industry Awards:

Corel continued to receive industry recognition for its world-class products: CorelDRAW 9 won three awards, including CNET's Editor's Choice Award. WordPerfect Office 2000 for Linux (Deluxe Edition) was placed on Winmag.com's prestigious WinList and Corel LINUX OS was awarded the best New Product Award in the End User Software Category by Government Computer News at FOSE 2000.

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, contents, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel, WordPerfect, CorelDRAW, Corel PHOTO-PAINT, Painter, Bryce, KPT, Kai's Power Tools and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. Windows is a registered trademark of Microsoft Corporation. Macintosh is a registered trademark of Apple Computer, Inc. KnockOut is a trademark of Ultimatte Corporation used under license. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contact:

Catherine Hughes

(613) 728-0826 ext. 1659

catherineh@corel.ca

Corel Financial Contact:

John Hladkowicz (Director of Investor Relations)

(613) 728-0826 ext. 1194

johnh@corel.ca